Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES FINAL SETTLEMENT RATE FOR ITS

9.5% ADJUSTABLE CONVERSION-RATE EQUITY SECURITY UNITS

Tampa, January 14, 2005 – TECO Energy, Inc. (NYSE: TE) today announced the final settlement rate for its remaining outstanding 7,208,927 equity security units (units) (NYSE: TE-PRU) that were not tendered in the early settlement offer completed in August 2004. Each unit holder will receive 0.9509 shares of TECO Energy common stock per unit and cash in lieu of fractional shares. The rate is based on the average trading price of TECO Energy common stock for the 20 consecutive trading days ending January 12, 2005, as required under the terms of the units. The average price for the period was $15.21.

As a result, on January 18, 2005, each holder of the TECO Energy units will purchase from TECO Energy 0.9509 shares of TECO Energy common stock per unit for $25.00 per share, although not required to make any additional cash payment. The cash for the unit holders’ purchase obligation will be satisfied from the proceeds received upon the maturity of a portfolio of U.S. Treasury securities acquired in connection with the October 2004 remarketing of the trust preferred securities of TECO Capital Trust II that formerly were part of the units. This will result in TECO Energy issuing approximately 6.85 million shares of common stock and receiving approximately $180 million of proceeds from the settlement.

As a result of the final settlement of the purchase contract component of the units, the units ceased trading on the New York Stock Exchange before the opening of the market on January 14, 2005.

On January 18, 2005, unit holders of record as of January 14, 2005 will receive the final regular quarterly cash distribution of approximately $0.59 per unit.

The Bank of New York is acting as purchase contract agent for the final settlement. Questions regarding the exchange should be directed to Barbara Bevelaqua at (212) 815-5091.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with core businesses in the utility sector, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and independent power.

Additional information related to the company and its operations is available at TECO Energy’s web site at www.tecoenergy.com.